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                                                                Exhibit 2.1
                             DISTRIBUTION AGREEMENT

      This DISTRIBUTION AGREEMENT (this "Agreement") is made as of this 25th day of June, 1998 between Complete Wellness Centers, Inc., a Delaware corporation ("CWC") and Optimum Health Services, Inc., a Delaware corporation and 86.67% owned subsidiary of CWC ("Optimum").

                                   WITNESSETH

      WHEREAS, CWC controls, either through 100% or majority ownership, seven separate operating subsidiaries and is the managing member of a limited liability corporation;

      WHEREAS, all of CWC's subsidiaries are focused in the healthcare industry and each delivers a unique product or service sold to consumers directly or through their sister companies.

      WHEREAS, CWC provides administrative support services to such operating subsidiaries including: (1) management services; (2) legal services; (3) accounting services; (4) purchasing services, and (5) support services (the "CWC Business");

      WHEREAS, Optimum is a healthcare Management Service Organization ("MSO") which provides services to health maintenance organizations including developing provider networks, accepting delegated claims, credentialing, utilization management, quality assurance, marketing and provider relations (the "Optimum Business");

      WHEREAS, the Optimum Business is conducted solely through Optimum and its Subsidiaries;

      WHEREAS, the Board of Directors of CWC has determined that it is in the best interest of CWC and the stockholders of CWC to separate the Optimum Business from the CWC Business through the distribution (the "Distribution") to the holders of CWC Common Stock (as defined herein) all of the outstanding shares of Optimum Common Stock (as defined herein) owned by CWC on May 13, 1998.

      WHEREAS, in order to effect such separation, CWC will transfer to Optimum prior to the Distribution certain assets and liabilities relating principally to the Optimum Business not currently held by Optimum or an Optimum Subsidiary and Optimum will transfer to CWC any assets and liabilities relating principally to the CWC Business or the CWC Subsidiaries not currently held by CWC or a CWC Subsidiary, if any, (the "Preliminary Transfers").

      WHEREAS, in connection with the Distribution, CWC and Optimum have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution, and to set forth the agreements that will govern certain matters following the Distribution.

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:
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I.    DEFINITIONS

      Section 1.01.  General.

      As used in this Agreement, the following terms shall have the following meanings:

      Action: Any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

      Affiliate: With respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Affiliates of CWC shall not include Optimum, the Optimum Subsidiaries or any other Person which otherwise would be an Affiliate of CWC by reason of CWC's ownership of the capital stock of Optimum prior to the Distribution or the fact that any officer or director of Optimum or any of the Optimum Subsidiaries shall also serve as an officer or director of CWC or any of the CWC Subsidiaries, and (ii) the Affiliates of Optimum shall not include CWC, the CWC Subsidiaries, or any other Person which otherwise would be an Affiliate of Optimum by reason of CWC's ownership of the capital stock of Optimum prior to the Distribution or the fact that any officer or director of Optimum or any of the Optimum Subsidiaries shall also serve as an officer or director of CWC or any of the CWC Subsidiaries.

      Agent: American Stock Transfer & Trust Company, as distribution agent appointed by Optimum Health Services, Inc. to distribute the Optimum Common Stock pursuant to the Distribution.

      Assumed Financing Obligations: All Financing Obligations of CWC and its Subsidiaries set forth on the Optimum Pro Forma Balance Sheet.

      CWC Assets: The assets of CWC and the CWC Subsidiaries including, without limitation, (i) the capital stock of the CWC Subsidiaries; (ii) the CWC Books and Records; (iii) all of the assets expressly to be retained by, or assigned or allocated to, CWC or any of the CWC Subsidiaries under this Agreement or the Related Agreements; and (iv) any other assets of CWC and its Subsidiaries not composing Optimum Assets.

      CWC Board: The Board of Directors of CWC as it is constituted prior to the Distribution Date.

      CWC Books and Records: The books and records (including computerized records) of CWC and the CWC Subsidiaries and any other books and records of CWC's Subsidiaries which relate principally to the CWC Group, are necessary to conduct the CWC Business or are required by law to be retained by CWC or a CWC Subsidiary, including, without limitation, (i) all such

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books and records relating to CWC Employees, (ii) all files relating to any
Action being retained or assumed by CWC as part of the CWC Liabilities, and
(iii) original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to CWC, the CWC Subsidiaries or the CWC Business (but not including the Optimum Books and Records, provided that CWC shall have access to, and shall have the right to obtain duplicate copies of, the Optimum Books and Records in accordance with the provisions of Article VII).

      CWC Business: The business conducted by Complete Wellness Centers, Inc., as referenced in the recitals to this Agreement.

      CWC Common Stock: The common stock, par value $.0001665 per share, of CWC.

      CWC Group:  CWC and the CWC Subsidiaries, collectively.

      CWC Liabilities: (i) All of the Liabilities of CWC and the CWC Subsidiaries under, or to be retained or assumed by CWC or any of the CWC Subsidiaries pursuant to, this Agreement or any of the Related Agreements; (ii) any Financing Obligations of CWC and its Subsidiaries not constituting Optimum Liabilities; (iii) all Liabilities transferred to CWC or the CWC Subsidiaries in connection with the Distribution; (iv) all claims, losses, damages, demands, costs, expenses or Liabilities for Tax (which shall be governed by Sections 5.06, 6.05 and 9.02 hereof and by the Tax Sharing Agreement; (v) all other Liabilities arising out of, or in connection with, any of the CWC Assets or the CWC Business; and (vi) to the extent not otherwise provided for, all other Liabilities of CWC and its Subsidiaries not constituting Optimum Liabilities.

      CWC Policies: The Directors and Officers and General Liability policy effective February, 2 1998 and any other policies current or past, which are owned or maintained by or on behalf of CWC or any of its Affiliates or predecessors, which, by mutual agreement of CWC and Optimum are to be assigned to CWC or to any CWC Subsidiary.

      CWC Subsidiaries: All Subsidiaries of CWC, except Optimum and the Optimum Subsidiaries.

      Commission:  The Securities and Exchange Commission.

      Conveyancing and Assumption Instruments: Collectively, the various agreements, instruments and other documents to be entered into to effect the Preliminary Transfers and the assignment of assets and the assumption of Liabilities contemplated by this Agreement and the Related Agreements in the manner contemplated herein and therein.

      Distribution Date: The date determined by the CWC Board as the date on which the Distribution shall be effected, which Distribution Date is contemplated by the CWC Board to occur on or about August 27, 1998.

      Distribution Record Date: The date established by the CWC Board as the date for taking a record of the Holders of record of CWC Common Stock entitled to participate in the

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Distribution, which Distribution Record Date has been established as May 13,
1998, subject to the fulfillment on or before August 27, 1998 of certain conditions to the Distribution as provided in Section 4.02.

      Exchange Act: The Securities Exchange Act of 1934, as amended.

      Financing Obligations: All (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes, debentures or similar instruments, (iii) obligations under capitalized leases and deferred purchase arrangements, (iv) reimbursement or other obligations relating to letters of credit or similar arrangements, and (v) obligations to guarantee, directly or indirectly, any of the foregoing types of obligations on behalf of others.

      Holders: The holders of record of CWC Common Stock as of the Distribution Record Date.

      Insurance Administration: With respect to each Policy (including Self Insurance Programs), the accounting for premiums, retrospectively rated premiums, defense cost, adjuster's fees, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Policies; and the reporting to excess insurance carriers of any losses or claims in accordance with Policy provisions, and the distribution of Insurance Proceeds as contemplated by this Agreement.

      Insurance Proceeds: Those moneys (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

      Insured Claims: Those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies (including Self Insurance Programs), whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments, but only to the extent that such Liabilities are within applicable Policy limits, including aggregates.

      IRS:  The Internal Revenue Service.

      Liabilities: Any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

      Optimum Board:  The Board of Directors of Optimum.

      Optimum Books and Records: The books and records (including computerized records) of Optimum and the Optimum Subsidiaries and any other books and records of CWC's

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Subsidiaries which relate principally to Optimum, are necessary to conduct the Optimum Business, or are required by law to be retained by Optimum or a Optimum Subsidiary, including, without limitation, (i) all such books and records relating to Optimum Employees, (ii) all files relating to any Action being assumed by Optimum as part of the Optimum Liabilities, and (iii) original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to Optimum, the Optimum Subsidiaries or the Optimum Business (but not including the CWC Books and Records, provided that Optimum shall have access to, and have the right to obtain duplicate copies of, the CWC Books and Records which pertain to the Optimum Business in accordance with the provisions of Article VII).

      Optimum Amended Certificate: The Amendment to the Restated Certificate of Incorporation of Optimum for the purpose of, among other things, increasing the number of authorized shares of Optimum capital stock to 10,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

      Optimum Bylaws: The Restated Bylaws of Optimum, substantially in the form of Exhibit A, to be in effect at the Distribution Date.

      Optimum Certificate: The Restated Certificate of Incorporation of Optimum, substantially in the form of Exhibit B, to be in effect at the Distribution Date.

      Optimum Common Stock: The common stock, $.01 par value per share, of Optimum.

      Optimum:  Optimum and the Optimum Subsidiaries, collectively.

      Optimum Assets: (i) All outstanding capital stock of the Optimum Subsidiaries; (ii) the Optimum Books and Records; (iii) all of the assets expressly to be retained by, or assigned or allotted to, Optimum or any of the Optimum Subsidiaries under this Agreement or the Related Agreements; and (iv) any other assets of CWC and its Subsidiaries used principally in the Optimum Business.

      Optimum Liabilities: (i) All of the Liabilities of the Optimum under, or to be retained or assumed by Optimum or any of the Optimum Subsidiaries pursuant to, this Agreement or any of the Related Agreements, including, without limitation, liabilities arising under the securities or blue sky laws of the United States or of states or other political subdivisions of the United States in connection with or related to, information contained in or omitted from the SB-2 or the Proxy Statement; (ii) all Liabilities for payment of outstanding drafts of Optimum and its Subsidiaries existing as of the Distribution Date;
(iii) the Assumed Financing Obligations; (iv) all Liabilities of Optimum and the Optimum Subsidiaries, other than Liabilities transferred to CWC or to any CWC Subsidiary in connection with the Distribution; and (v) all other Liabilities arising out of, or in connection with, any of the Optimum Assets or the Optimum Business; provided, however, that the Optimum Liabilities shall not include (i) any Financing Obligations of CWC or the Optimum Subsidiaries other than the Assumed Financing Obligations; and (ii) all claims, losses, damages, demands, costs, expenses or Liabilities for any Tax (which shall be governed by Sections 5.06, 6.05 and 9.02 hereof and by the Tax Sharing Agreement).

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      Optimum Subsidiaries:  All Subsidiaries of Optimum.

      New Agreements: Tax Sharing Agreement; and Tax Administration Agreement.

      Person: Any individual, corporation, partnership, association, trust, estate or other entity or organization, including any governmental entity or authority.

      Policies: Insurance policies and insurance contracts of any kind relating to the Optimum Business or the CWC Business as conducted prior to the Distribution Date, including without limitation primary and excess policies, comprehensive general liability policies, automobile, aircraft and workers' compensation insurance policies, and self-insurance and captive insurance company arrangements, including any "fronted policies" with respect to Self Insurance Programs, together with the rights and benefits thereunder.

      Privileged Information: All information as to which CWC, Optimum or any of their Subsidiaries are entitled to assert the protection of a Privilege.

      Privileges: All privileges that may be asserted under applicable law including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

      Related Agreements:  All of the agreements, instruments,
understandings, assignments or other arrangements set forth in writing, which are entered into in connection with the transactions contemplated hereby,
including, without limitation: [                                          ].

      SB-2: The Registration Statement on SB-2 under the Exchange Act with respect to the Optimum Common Stock.

      Subsidiary: With respect to any Person, (a) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries, or (b) any corporate or non-corporate entity in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has an ownership interest and which is included in the consolidated financial reports of such Person consistent with generally accepted accounting principles.

      Tax:  The meaning set forth in the Tax Sharing Agreement.

      Tax Administration Agreement: The Tax Administration Agreement between CWC and Optimum pursuant to which such parties will provide to the other certain tax administration

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services after the consummation of the Distribution, which agreement shall be entered into on or prior to the Distribution Date in substantially the form attached hereto as Exhibit N.

      Tax Sharing Agreement: The Tax Sharing Agreement between CWC and Optimum pursuant to which such parties will provide for the allocation of certain tax liabilities after the consummation of the Distribution, which agreement shall be entered into on or prior to the Distribution Date in substantially in the form attached hereto as Exhibit O.

          Section 1.02. Terms Defined Elsewhere in Agreement. Each of the following terms is defined in the Section set forth opposite such term:

II.   TRANSFER OF ASSETS

      Section 2.01. Transfer of Assets to Optimum.

      Prior to the Distribution Date, CWC shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Optimum or the Optimum Subsidiary designated by Optimum, of all of CWC's and its Subsidiaries' right, title and interest in any Optimum Assets held, on or prior to the Distribution Date, by CWC or any CWC Subsidiary.

      Section 2.02. Transfers of Assets from Optimum Subsidiaries to CWC or CWC Subsidiaries.

      Prior to the Distribution Date, Optimum shall take or cause to be taken all action necessary to cause the transfer, assignment, delivery and conveyance to CWC or the CWC Subsidiary designated by CWC, of all of Optimum's and the Optimum Subsidiaries' right, title and interest in CWC Assets held, on or prior to the Distribution Date by Optimum or one of the Optimum Subsidiaries, if any.

      Section 2.03.  Transfers Not Effected Prior to the Distribution.

      To the extent that any transfers contemplated by this Article II shall not have been fully effected on the Distribution Date, the parties shall cooperate to effect such transfers as promptly as shall be practicable following the Distribution Date. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that CWC and Optimum and their respective Subsidiaries and Affiliates shall cooperate in seeking to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of assets or Liabilities has not been consummated effective as of the Distribution Date, the party retaining such asset or Liability shall thereafter hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred or such Liability been assumed as

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contemplated hereby. As and when any such asset or Liability becomes transferable, such transfer and assumption shall be effected forthwith. The parties agree that, except as set forth in this Section 2.03, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incidental thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incidental thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

      Section 2.04.  Cooperation Re:  Assets.

        In the case that at any time after the Distribution Date, Optimum reasonably determines that any of the CWC Assets are essential for the conduct of the Optimum Business, or CWC reasonably determines that any of the Optimum Assets are essential for the conduct of the CWC Business, and the nature of such assets makes it impracticable for Optimum or CWC, as the case may be, to obtain substitute assets or to make alternative arrangements on commercially reasonable terms to conduct their respective businesses, and reasonable provisions for the use thereof are not already included in the Related Agreements, then Optimum (with respect to the Optimum Assets) and CWC (with respect to the CWC Assets) shall cooperate to make such assets available to the other party on commercially reasonable terms, as may be reasonably required for such party to maintain normal business operations. However, (i) the usage of such assets by the other party shall not materially interfere with the use of such assets by the party holding such assets, and (ii) such assets shall be required to be made available only until such time as the other party may reasonably obtain substitute assets or make alternative arrangements on commercially reasonable terms to permit it to maintain normal business operations.

      Section 2.05.  No Representations or Warranties; Consents.

      Each of the parties hereto understands and agrees that no party hereto is, in this Agreement, in any Related Agreement, or otherwise, representing or warranting in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party or (ii) as to the legal sufficiency to convey title to any asset transferred pursuant to this Agreement or any Related Agreement. It is also agreed and understood that there are no warranties, express or implied, as to the merchantability or fitness of any of the assets either transferred to or retained by the parties, as the case may be, and all such assets shall be "as is, where is" and "with all faults" provided, however, that the absence of warranties shall have no effect upon the allocation of Liabilities under this Agreement and provided further that Optimum represents and warrants that, prior to the Distribution Date, Optimum and the Optimum have maintained their accounts payable and accounts receivable in a manner consistent with the customary practices of the Optimum Business. Each party hereto understands and agrees that no party hereto is, in this Agreement, in any Related Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement, any Related Agreement or otherwise will satisfy the provisions of any or all applicable laws or judgments or other instruments or agreements relating to such assets. Notwithstanding the foregoing, the parties shall use their good faith efforts to obtain all consents

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and approvals, to enter into all reasonable amendatory agreements and to make all filings and applications which may be reasonably required for the consummation of the transactions contemplated by this Agreement and the Related Agreements, and shall take all such further reasonable actions as shall be reasonably necessary to preserve for each of the Optimum and the CWC Group, to the greatest extent feasible, the economic and operational benefits of the allocation of assets and liabilities provided for in this Agreement. In case at any time after the Distribution Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

      Section 2.06.  Conveyancing and Assumption Instruments.

      In connection with the Preliminary Transfers described in Article II and
Article III hereof, and the assignment of assets and the assumption of Liabilities contemplated by any Related Agreements, the parties shall execute, or cause to be executed by the appropriate entities, the Conveyancing and Assumption Instruments in such forms as the parties shall reasonably agree. The transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on public registries.

      Section 2.07.  Cash Allocation; Cash Management.

      (a) Cash Allocation on the Distribution Date.

      The allocation between CWC and Optimum of all domestic and international cash bank balances, short-term investments and outstanding checks and drafts of CWC and its Subsidiaries recorded per the books of CWC and its Subsidiaries shall be in accordance with all cash received in, and deposits of cash, checks, drafts or short-term investments made to, depository accounts, as of the close of [business on] the Distribution Date shall be remitted to Optimum.

      All Liabilities for payment of outstanding checks or drafts drawn on or prior to the Distribution Date on accounts allocated to Optimum shall be paid by Optimum.

      (b) Cash Management After the Distribution Date. All petty cash, depository and disbursement accounts of CWC on the Distribution Date shall be transferred to Optimum after the allocations are made pursuant to this Section 2.07.

      (c) For purposes of this Section 2.07, the parties contemplate that the Optimum Business and the CWC Business, including, but not limited to, the administration of accounts payable and accounts receivable, will be conducted in the ordinary course of business and consistent with the past policies and practices of Optimum prior the Distribution Date.

      (d) For purposes of this Section 2.07, any disagreement or dispute shall be resolved by the Chief Financial Officer of Optimum, which resolution shall be binding and final upon each of the parties hereto and not subject to further review.

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      Section 2.08.  Agreements Between CWC and Optimum.

      On or prior to the Distribution Date, CWC and Optimum shall enter into the New Agreements.

III.  ASSUMPTION AND SATISFACTION OF LIABILITIES

      Section 3.01.  Assumption and Satisfaction of Liabilities.

      Except as set forth in one or more of the Related Agreements, effective as of and after the Distribution Date, (a) Optimum shall, and/or shall cause the Optimum Subsidiaries to, assume, pay, perform and discharge in due course all of the Optimum Liabilities, and (b) CWC shall, and/or shall cause the CWC Subsidiaries to, assume, pay, perform and discharge in due course all of the CWC Liabilities.

IV.   THE DISTRIBUTION

      Section 4.01.  Cooperation Prior to the Distribution.

      (a) Optimum and CWC shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement and the Related Agreements.

      (b) Optimum and CWC shall use all reasonable efforts to obtain any third-party consents or approvals necessary or desirable in connection with the transactions contemplated hereby ("Consents").

      (c) Optimum and CWC will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law, to consummate the transactions contemplated under this Agreement and the Related Agreements.

      Section 4.02.  CWC Board Action; Conditions Precedent to the
Distribution.

      The CWC Board, in its sole discretion, has established the Record Date as May 13, 1998, and the Distribution Date and any appropriate procedures in connection with the Distribution to coincide with the SEC effective date. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

      (a) the transactions contemplated in Article II and Article III shall have been consummated in all material respects;

      (b) the Optimum Board members, comprised as contemplated by Section 6.01, shall have been elected by Optimum, and the Optimum Certificate and Optimum Bylaws shall have been adopted and shall be in effect;

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      (c) the Ruling Request shall have been granted in form and substance satisfactory to the CWC Board, in its sole discretion and the representations made to the IRS therein shall be true in all material respects;

      (d) the SB-2 shall have been declared effective by the Commission;

      (e) Optimum and CWC shall have entered into the Related Agreements to which they are a party and each of the transactions contemplated by the Related Agreements to be consummated on or prior to the Distribution Date shall have been consummated;

      (f) all necessary regulatory approvals and consents of third parties shall have been received;

      (g) Optimum shall have obtained, or CWC shall have obtained for Optimum, insurance (or binders therefor) providing coverage to Optimum similar to the coverage provided by insurance in place prior to the Distribution Date; and,

      (h) all financing arrangements with respect to CWC and Optimum satisfactory to the CWC and Optimum Boards shall be in place.

provided, however, that (x) any such condition may be waived by the CWC Board in its sole discretion, and (y) the satisfaction of such conditions shall not create any obligation on the part of CWC or any other party hereto to effect the Distribution or in any way limit CWC's power of termination set forth in Section
9.08 or alter the consequences of any such termination from those specified in such Section.

      Section 4.03.  The Distribution.

      On the Distribution Date, or as soon thereafter as practicable, subject to the conditions and rights of termination set forth in this Agreement, CWC shall deliver to the Agent a share certificate representing all of the then outstanding shares of Optimum Common Stock owned by CWC, endorsed in blank, and shall instruct the Agent to distribute to each Holder, on or as soon as practicable following the Distribution Date, a certification, or if requested by such Holder, a certificate, representing one share of Optimum Common Stock for each twelve shares of CWC Common Stock so held. Optimum agrees to provide all share certificates that the Agent shall require in order to effect the Distribution.

V.    INDEMNIFICATION

      Section 5.01.  Indemnification by CWC.

      Except as otherwise expressly set forth in a Related Agreement, CWC shall indemnify, defend and hold harmless Optimum and each of the Optimum Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Optimum Indemnities") from and against any and all Indemnifiable Losses incurred or suffered by any of the Optimum Indemnities and

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arising out of or due to the failure or alleged failure of CWC, any CWC
Subsidiaries, or any of their Affiliates to pay, perform or otherwise discharge in due course any of the CWC Liabilities or comply with the provisions of
Section 6.04. To the extent that counsel is provided to Optimum under this Indemnification, such counsel shall be selected by CWC and such counsel may include its in-house corporate counsel.

      Section 5.02.  Indemnification by Optimum.

      Except as otherwise expressly set forth in a Related Agreement, Optimum shall indemnify, defend and hold harmless CWC and each of the CWC Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "CWC Indemnities") from and against any and all Indemnifiable Losses incurred or suffered by any of the CWC Indemnities and arising out of or due to the failure or alleged failure of Optimum, any Optimum Subsidiaries, or any of their Affiliates to pay, perform or otherwise discharge in due course any of the Optimum Liabilities or comply with the provisions of Section 6.04. To the extent that counsel is provided to CWC under this Indemnification, such counsel shall be selected by Optimum and such counsel may include its in-house corporate counsel.

      Section 5.03.  Insurance Proceeds.

      The amount which any party (an "Indemnifying Party") is or may be required to pay to any other Person (an "Indemnified Person") pursuant to Section 5.01 or
Section 5.02 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Indemnifiable Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received.

      Section 5.04.  Procedure for Indemnification.

      (a) Except as may be set forth in a Related Agreement, if an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any governmental entity) who is not a party to this Agreement or to any of the Related Agreements of any claim or of the commencement by any such Person or its Affiliate of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a "Third-Party Claim"), such Indemnified Party shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, that the failure of any Indemnified Party to give notice as required by this Section 5.04 shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnified Party.

      (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third-Party Claim, provided that the Indemnifying Party must confirm in writing that it agrees that the Indemnified Party is entitled to indemnification hereunder in respect of such Third-Party Claim. Within 30 days of the receipt of notice from an Indemnified Party in accordance with Section 5.04(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnified Party of its election within 30 days after receipt of such notice from the Indemnified Party, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim), and such Indemnified Party shall cooperate in the defense or settlement or compromise of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnified Party of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnified Party under this Article V for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnified Parties and in such Indemnified Parties' reasonable judgment a conflict of interest between such Indemnified Parties and such Indemnifying Party exists in respect of such claim, such Indemnified Parties shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under Section 5.01 or 5.02, as the case may be) such Indemnified Party may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim. Notwithstanding the foregoing, an Indemnified Party may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within ten days following the receipt of such notice (i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the Indemnified Party for prior expenditures in connection with the claim, or (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if the Indemnified Party elects to proceed therewith, or (iii) to approve the amount of the settlement, reserving the Indemnifying Party's right to contest the Indemnified Party's right to indemnity, or (iv) to approve and agree to pay the settlement. In the event the Indemnifying Party makes no response to such written notice from the Indemnity, the Indemnifying Party shall be deemed to have elected option (ii).

      (c) If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, the Indemnified Party shall make available to such Indemnifying Party any personnel and any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

      (d) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable

Indemnifying Party. Such Indemnifying Party shall have a period of 15 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement.

      (e) In addition to any adjustments required pursuant to Section 5.03, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

      (f) In the event of payment by an Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

      Section 5.05.  Remedies Cumulative.

      The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

      Section 5.06.  After-Tax Indemnification Payments.

      Except as otherwise expressly provided herein or in a Related Agreement, any indemnification payment made by any Indemnifying Party under this Article V shall be computed by taking into account the value of any and all applicable deductions, losses, credits, offsets or other items for Federal, State or other Tax purposes attributable to the payment of the Indemnified Losses by the Indemnified Party attributable to receipt of the indemnification payment.

      Section 5.07.  Survival of Indemnities.

      The obligations of each of Optimum and CWC under this Article V shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities.

 VI.  CERTAIN ADDITIONAL MATTERS.

      Section 6.01. Optimum Board.

      Optimum and CWC shall take all actions which may be required to appoint as officers and directors of Optimum those persons named in the SB-2 (as may be altered or supplemented prior to the date hereof by the CWC Board and the Optimum Board) to constitute, effective as of the Distribution Date, the officers and the directors of Optimum.

      Section 6.02. CWC and Optimum Board.

      C. Thomas McMillen shall serve as a director of both Optimum and CWC.

      Section 6.03.  Certificate and Bylaws.

      (a) On or prior to the Distribution Date, Optimum shall adopt the Optimum Certificate and the Optimum Bylaws, and shall file the Optimum Certificate with the Secretary of State of the State of Delaware. CWC shall provide all necessary shareholder approvals for the Optimum Certificate prior to the filing of the Optimum Certificate with the Secretary of State of the State of Delaware.

      (b) On or prior to the Distribution Date, CWC shall obtain all necessary corporate approvals (including the approval by the holders of CWC Common Stock) to the CWC Amended Certificate, and shall file the CWC Amended Certificate with the Secretary of State of the State of Delaware.

      Section 6.04.  Certain Post-Distribution Transactions.

      Each of CWC and Optimum shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with each representation and statement made, or to be made, to any taxing authority in connection with the IRS Ruling or any other ruling obtained, or to be obtained, by CWC and Optimum acting together, from any such taxing authority with respect to any transaction contemplated by this Agreement.

      Section 6.05. Sales and Transfer Taxes.

      CWC and Optimum agree to cooperate to determine the amount of sales, transfer or other taxes or fees, including, without limitation, all real estate, patent, trademark and transfer taxes and recording fees payable in connection with the transactions contemplated by the Agreement (the "Transaction Taxes"). CWC agrees to file promptly and timely the returns for such Transaction Taxes and Optimum will join in the execution of any such tax returns or other documentation. Payment of all such Transaction Taxes shall be the responsibility of CWC and Optimum on a 50%-50% basis.

VII.  ACCESS TO INFORMATION AND SERVICES

      Section 7.01.  Provision of Corporate Records.

      (a) Except as may otherwise be provided in a Related Agreement, CWC shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in
Article II, for the transportation (at Optimum's cost) to Optimum of the Optimum Books and Records in its possession, except to the extent such items are already in the possession of Optimum or a Optimum Subsidiary. The Optimum Books and Records shall be the property of Optimum, but the Optimum Book and Records that reasonably relate to the CWC business shall be available to CWC for review and duplication until CWC shall notify Optimum in writing that such records are no longer of use to CWC.

      (b) Except as otherwise provided in a Related Agreement, Optimum shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in
Article II, for the transportation (at CWC's cost) to CWC of the CWC Books and Records in its possession, except to the extent such items are already in the possession of CWC. The CWC Books and Records shall be the property of CWC, but the CWC Books and Records that reasonably relate to the Optimum Business shall be available to Optimum for review and duplication until Optimum shall notify CWC in writing that such records are no longer of use to Optimum.

      Section 7.02.  Access to Information.

      Except as otherwise provided in a Related Agreement, from and after the Distribution Date, CWC shall afford to Optimum and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations (collectively, "Information") within CWC's possession insofar as such access is reasonably required by Optimum for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Similarly, except as otherwise provided in a Related Agreement, Optimum shall afford to CWC and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within Optimum's possession, insofar as such access is reasonably required by CWC for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Information may be requested under this Article VII for the legitimate business purposes of either party, including without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby. The parties hereby agree that Optimum shall also grant to CWC reasonable access to the computer systems maintained by Optimum after the Distribution that contain data and other information reasonably related to the CWC Assets or the CWC Business, for purposes of review and retrieval of such data (including the generation of reports containing such data).

      Section 7.03. Production of Witnesses.

      At all times from and after the Distribution Date, each of Optimum and CWC shall use reasonable efforts to make available to the other, upon written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action.

      Section 7.04.  Reimbursement.

      Except to the extent otherwise contemplated in any Related Agreement, a party providing Information or witnesses to the other party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Information or witnesses.

      Section 7.05.  Retention of Records.

      Except as otherwise required by law or agreed to in a Related Agreement or otherwise in writing, each of Optimum and CWC may destroy or otherwise dispose of any of the Information, which is material Information and is not contained in other Information retained by CWC or Optimum, as the case may be, at any time after the tenth anniversary of this Agreement, provided that, prior to such destruction or disposal, (a) it shall provide no less than 90 or more than 120 days prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

      Section 7.06.  Confidentiality.

      Each of CWC and its Subsidiaries on the one hand, and Optimum and its Subsidiaries on the other hand, shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other's representatives pursuant to this Agreement (except to the extent that such Information has been (i) in the public domain through no fault of such party or (ii) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, rating agencies, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as reasonably advised by its counsel, by other requirements of law, or unless such Information is reasonably required to be disclosed in connection with (x) any litigation with any third-parties or litigation between the CWC Group and the Optimum , (y) any contractual agreement to which the CWC Group or the Optimum are currently parties, or (z) in exercise of either party's rights hereunder.

      Section 7.07.  Privileged Matters.

      Optimum and CWC recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of both the CWC Group and the Optimum and that both the CWC Group and the Optimum should be deemed to be the client for the purposes of asserting all Privileges.

      To allocate the interests of each party in the Privileged Information, the parties agree as follows:

      (a) CWC shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the CWC Group, whether or not the Privileged Information is in the possession of or under the control of CWC or Optimum. CWC shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting CWC Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by CWC, whether or not the Privileged Information is in the possession of or under the control of CWC or Optimum.

      (b) Optimum shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Optimum , whether or not the Privileged Information is in the possession of or under the control of CWC or Optimum. Optimum shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the subject matter of any claims constituting Optimum Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Optimum, whether or not the Privileged Information is in the possession of or under the control of CWC or Optimum.

      (c) Optimum and CWC agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.07, with respect to all Privileges not allocated pursuant to the terms of Sections 7.07(a) and (b). All Privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both Optimum and CWC or in respect of which both Optimum and CWC retain any responsibility or liability under this Agreement, shall be subject to a shared Privilege.

      (d) No party may waive any Privilege which could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection
(e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after written notice upon the other party requesting such consent.

      (e) In the event of any litigation or dispute between a member of the CWC Group and a member of the Optimum, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the CWC Group and the Optimum, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

      (f) If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

      (g) Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 7.07 or otherwise to prevent the production or disclosure of such Privileged Information.

      (h) The transfer of the Optimum Books and Records and the CWC Books and Records and other Information between CWC and its Subsidiaries and Optimum and its Subsidiaries is made in reliance on the agreement of Optimum and CWC, as set forth in Sections 7.06 and 7.07, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Sections 7.01 and 7.02 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.03 hereof and the transfer of Privileged Information between CWC and its Subsidiaries and Optimum and its Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

VIII. INSURANCE.

      Section 8.01.  Policies and Rights Included Within the Optimum Assets.

      Without limiting the generality of the definition of the Optimum Assets or the effect of Section 2.01, the Optimum Assets shall include (a) any and all rights of an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date by any party in or in connection with the conduct of the Optimum or, to the extent any claim is made against Optimum, any of its Subsidiaries or the Optimum, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to Optimum and (b) the Optimum Policies.

      Section 8.02.  Post-Distribution Date Claims.

      (a) If, subsequent to the Distribution Date, any person, corporation, firm or entity shall assert a claim against Optimum or any of its Subsidiaries with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date in, or in connection with, the conduct of the Optimum Business or, to the extent any claim is made against Optimum or any of its Subsidiaries, the Optimum Business, and which injury, loss, liability, damage or expense may arise out of insured or insurable occurrences or events under one or more of the Shared Policies, CWC shall at the time such claim is asserted be deemed to assign, without need of further documentation, to Optimum any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this sentence shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to Optimum.

      (b) If, subsequent to the Distribution Date, any person, corporation, firm or entity shall assert a claim against CWC or any of its Subsidiaries with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date and which injury, loss, liability, damage or expense may arise out of insured or insurable occurrences or events under one or more of the Shared Policies, Optimum shall at the time such claim is asserted be deemed to assign, without need of further documentation, to CWC any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this sentence shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to CWC.

      Section 8.03.  Administration and Reserves.

      (a) Notwithstanding the provisions of Article III, but subject to any contrary provisions of any Related Agreement, from and after the Distribution
Date:

            (i) Optimum shall be entitled to any reserves established by CWC or any of its Subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the Optimum Liabilities; and

            (ii) CWC shall be entitled to any reserves established by Optimum or any of its Subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the CWC Liabilities.

      (b) Insurance Premiums. Optimum shall have the right but not the obligation to pay the premiums, to the extent that CWC does not pay premiums with respect to CWC Liabilities (retrospectively rated or otherwise), with respect to Shared Policies and the CWC Policies, as required under the terms and conditions of the respective Policies, whereupon CWC shall forthwith reimburse Optimum for that portion of such premiums paid by Optimum as are attributable to the CWC Liabilities. CWC shall provide continued coverage under its director and officer liability insurance policy for a period of not less than one year for acts which took place or were alleged to have taken place prior to the Distribution Date covering persons who were directors and officers of CWC prior to the Distribution Date. Fifty percent of the additional premiums, if any, for such coverage shall be reimbursed by Optimum. Such coverage for director and officer liability insurance shall not be discontinued by CWC without the consent of Optimum, which consent shall not be unreasonably withheld.

      (c) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to Optimum with respect to the Optimum Liabilities and to CWC with respect to the CWC Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the liability policies will be made to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds received after the Distribution Date based upon their respective bona fide claims. The parties agree to use their best efforts to cooperate with respect to insurance matters.

      Section 8.04. Agreement for Waiver of Conflict and Shared Defense.

      In the event that Insured Claims of both Optimum and CWC exist relating to the same occurrence, Optimum and CWC agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this paragraph shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

IX.   MISCELLANEOUS.

      Section 9.01. Complete Agreement; Construction.

      This Agreement, including the Schedules and Exhibits and the Related Agreements and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Related Agreements, then the Related Agreements shall control.

      Section 9.02. Tax Sharing Agreement; After-Tax Payments.

      (a) Other than as provided in this Section 9.02 and Sections 5.06 and 6.05, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses, liabilities, refunds, deductions, write-offs, or benefits relating to Taxes shall be exclusively governed by the Tax Sharing Agreement or the Tax Administration Agreement.

      (b) If, at the time Optimum is required to make any payment to CWC under this Agreement, CWC owes Optimum any amount under the Tax Sharing Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess. Similarly, if, at the time CWC is required to make any payment to Optimum under this Agreement, Optimum owes CWC any amount under the Tax Sharing Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

      Section 9.03.  Expenses.

      Except as specifically provided in this Agreement or in a Related Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring the expense. The determination of who has incurred an expense shall be made by the Chief Financial Officer of Optimum, which determination shall be binding and final upon each of the parties hereto and not subject to further review. In addition, it is understood and agreed that [ ] shall pay the legal, filing, accounting, printing and other accountable and out-of-pocket expenditures in connection with the preparation, printing and filing of the SB-2 and the Proxy Statement.

      Section 9.04.  Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

      Section 9.05.  Notices.

      All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

      To Optimum:

      Optimum Health Services, Inc.
      17757 U.S. 19 North, Suite #470
      Clearwater, FL 33764
      Attention:  General Counsel

      To CWC:

      Complete Wellness Centers, Inc.
      666 11th Street, N.W., Suite 200
      Washington, D.C. 20003
      Attention: General Counsel

      Section 9.06.  Amendments.

      This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

      Section 9.07.     Successors and Assigns.

      This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

      Section 9.08.     Termination.

      This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the CWC Board without the approval of Optimum's or of CWC's stockholders. In the event of such termination, CWC will pay for all costs incurred in contemplation of the terminated distribution including, but not limited to, legal and accounting fees.

      Section 9.09.     Subsidiaries.

      Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party which is contemplated to be a Subsidiary of such party on and after the Distribution Date.

      Section 9.10.     No Third-Party Beneficiaries.

      Except for the provisions of Article VI relating to Indemnities, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third-parties any remedy, claim, claim of action or other right in excess of those existing without reference to this Agreement.

      Section 9.11.     Titles and Headings.

      Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      Section 9.12.     Exhibits and Schedules.

      The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

      Section 9.13      Legal Enforceability.

      Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of

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
the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

      Section 9.14. Arbitration of Disputes.

      (a) Any dispute, controversy or disagreement ("Dispute") between the Parties related to the obligations of the parties under this Agreement in respect to which an amicable resolution cannot be reached shall be submitted for mediation to a committee made up of an equal number of non-common members of each company's Board of Directors ("Committee"). Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement was sought and application may be made to such court for judicial acceptance of the award and order of enforcement. The fees and expenses of arbitration (including reasonable attorneys' fees) shall be paid by the party that does not prevail in such arbitration.

      (b) Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

      (c) Nothing contained in this Section 9.14 shall limit or restrict in any way the right or power of a party at any time to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching this Agreement or (ii) for specific enforcement of this Section 9.14. The parties agree that any legal remedy available to a party with respect to a breach of this Section
9.14 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this Section 9.14.

      (d) The Parties hereby consent to the jurisdiction of the federal courts located in the State of Delaware for all purposes under this Agreement.

      (e) Neither party nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any evidence presented during the course of the arbitration without the prior written consent of both parties, except as required to fulfill applicable disclosure and reporting obligations, or as otherwise required by law.

      Section 9.15.     Prompt Payment.

      Where the terms of this Agreement require payment of an amount "as promptly as possible," "as soon as practicable," or "as soon as possible", following a specified event, occurrences or date, such payment shall be made within five (5) business days of such event, occurrence or date.

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
          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                    Complete Wellness Centers, Inc.


                                    By: /s/ C. THOMAS MCMILLEN
                                        ----------------------
                                          C. Thomas McMillen



                                    Optimum Health Services, Inc.


                                    By: /s/ JASON M. PATCHEN
                                        ----------------------
                                          Jason M. Patchen

                                INDEX OF EXHIBITS

Exhibit A   Optimum Bylaws

Exhibit B   Optimum Certificate

Exhibit C

Exhibit D

Exhibit E

Exhibit F

Exhibit G

Exhibit H

Exhibit I

Exhibit J

Exhibit K

Exhibit L

Exhibit M

Exhibit N   Tax Administration Agreement

Exhibit O   Tax Sharing Agreement